                                                                    Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation in this Amendment No. 1 on Form 8-K/A (the "Form 8-K/A") to the Current Report on Form 8-K of SouthFirst Bancshares, Inc. dated November 17, 1997, in connection with the acquisition of First Federal Savings and Loan Association of Chilton County by SouthFirst Bancshares, Inc., of our report dated August 27, 1997, except for Note 16, as to which the date is September 17, 1997, relating to the financial statements of First Federal Savings and Loan Association of Chilton County for the years ended June 30, 1997, 1996 and 1995, which are included in the Form 8-K/A.


                                             Jones & Kirkpatrick, P.C.





Birmingham, Alabama
January 15, 1997